EXHIBIT 1.1

INVESCO UNIT TRUSTS, SERIES 2464

TRUST AGREEMENT

Dated: February 19, 2026

This Trust Agreement among Invesco Capital Markets, Inc. as Depositor and Evaluator, The Bank of New York Mellon, as Trustee, and Invesco Investment Advisers LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After May 2, 2024 (Including Invesco Unit Trusts, Series 2358 and Subsequent Series)” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Trustee and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.                  The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2.                  The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(52) is initially a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Units outstanding” for each Trust in the “Statements of Condition” in the Prospectus.

3.       The term “Deferred Sales Charge Payment Dates” shall mean the tenth day of each month in the deferred sales charge accrual period as set forth under the applicable “Fee Table” in the Prospectus of the applicable portfolio.

4.       Section 3.07(a)(viii) of the Standard Terms and Conditions of Trust is deleted and replaced by the following:

that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Supervisor the sale or tender of the Security, or the sale of any security received as a result of the announced corporate action, is in the best interest of the Unitholders;

5.       The first sentence of Section 3.07(c) of the Standard Terms and Conditions of Trust is deleted and replaced by the following:

With respect to a Trust which has elected to be taxed as a "regulated investment company" as defined in the Code, the Depositor may direct the proceeds resulting from: (a) any sale pursuant to Section 3.07(a)(viii), (b) the sale of rights received by the Trust in connection with a rights offering for a Security, or (c) if the Depositor elects that a Trust not hold additional Securities received as a result of the exercise of rights, the sale of such additional Securities, to be reinvested into the Trust, to the extent practicable, into the remaining Securities in the Trust's portfolio in comparison to their weighting in such Trust's Percentage Ratio.

6.       The Depositor’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be that amount set forth under “Supervisory, bookkeeping and administrative fees” in the “Fee Table” in the Prospectus of the applicable portfolio.

7.       The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s fee and operating expenses” in the “Fee Table” in the Prospectus of the applicable portfolio. As part of the amount set forth under “Trustee’s fee and operating expenses” in the “Fee Table” in the Prospectus of the applicable portfolio, the Trustee’s fee shall be an annual fee in the amount of $0.01050 per Unit.

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IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed, all as of the day, month and year first above written.

INVESCO CAPITAL MARKETS, INC.

By:	/s/ TARA BAKER Vice President, Business Operations and Quality Assurance

INVESCO INVESTMENT ADVISERS LLC

By:	/s/ TARA BAKER Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ ANDREW WYNN Vice President

SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED
IN
INVESCO UNIT TRUSTS, SERIES 2464

[Incorporated herein by this reference and made a part hereof is each
“Portfolio” schedule as set forth in the Prospectus of the applicable underlying portfolios.]